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                                                                   EXHIBIT (10s)


[RUSSELL LETTERHEAD]                                 JACK WARD
                                                     CHAIRMAN, PRESIDENT AND CEO

                                August 16, 2000

Mr. Robert D. Martin
7779 Mandarin Drive
Boca Raton, FL 33433

Dear Bob:

         I am pleased to extend to you an offer as the Senior Vice President and Chief Financial Officer for Russell Corporation. Your base annual salary would be $275,000, paid on a monthly basis and your target bonus will be 50% of base with a maximum potential of 100% of base. For the remainder of this year and for fiscal year 2001, your bonus would be guaranteed at 50% of your base salary earned. You will have a performance review and will be eligible for a merit salary increase as of March 1, 2001.

         You will receive options to purchase 100,000 shares of Russell stock at a price based on the average of the high and low price on your first day of work. The options would vest over a four-year period with 25% of vesting on each anniversary date. The next option date is anticipated to be in first quarter of 2003. In addition, you would receive (i) a hiring bonus of $25,000 to offset other costs you may have incurred, such as loss on the Country Club initiation and (ii) 5,000 shares of restricted stock to cover the loss of bonus from Sunbeam as a result of your leaving prior to the end of its fiscal year and any loss on the sale of your home in Boca Raton. The restricted shares would vest over a period of four (4) years, with 25% of the shares becoming free of restriction on each anniversary date of your employment.

         We would, of course, pay moving expenses, including purchase of your house if it does not sell in a reasonable period. In addition, we will pay your temporary living expenses in Atlanta until January 31, 2001. Provided, however, if you have entered into a contract to purchase a house in Atlanta on or before January 31, 2001, we will continue to pay your temporary living expenses until March 31, 2001.

         The term ("Term") of your employment shall continue until the earliest to occur of the following dates (the "Termination Date"): (i) the date of termination of your employment by the Company other than for Cause (as defined herein); (ii) the date of your death; (iii) the date coinciding with the end of one hundred and eighty (180) days of your disability (as defined in the Company's disability benefit plan applicable to you); (iv) the date of termination for Cause; or (v) the date you terminate your employment.

         Depending upon the circumstances set forth below, if you cease to be employed by the Company you may be entitled to benefits beyond the Term ("Compensation Continuance Period"). If your employment at Russell Corporation is severed for any reason other than
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Mr. Robert D. Martin
August 16, 2000
Page 2

Cause during your first two (2) years of employment, you will be paid twelve
(12) months severance pay unless you work for a competitor. After two (2) years of employment, if your employment is terminated for any reason other than Cause, you will be paid in accordance with our severance plan currently in effect as follows: six (6) months severance (unless you work for a competitor) and up to an additional six (6) months if you are unable to secure other employment during that time. In the event your employment at Russell is severed for any reason other than Cause within one year of my leaving Russell, in addition to the severance benefits set forth immediately above, you will be paid a bonus at the target level for the then current fiscal year, the severance payment will be paid irrespective of whether or not you obtain other employment during the severance period (unless you work for a competitor), and your outstanding stock options and restricted shares shall immediately become vested and shall be exercisable for a period of three (3) years from the date of termination.

         Upon the expiration of the Term for any reason, you shall be entitled to continue to receive your base salary through the last day of the month in which the Termination Date occurs. In addition to the compensation provided for in the preceding sentence upon death, disability, or upon the termination of your employment by the Company other than for Cause, you shall receive the bonus for which you were eligible in the year of termination, prorated for the portion of such year for which you were employed (such period to be deemed to end on the Termination Date) at the rate such bonus was earned but in no event less than 50% of your base salary for such period.

         Further, if severance is payable, you shall receive a bonus with respect to the severance period set forth above paid at a rate of 50% of said base salary during the Compensation Continuance Period, prorated for the portion of such time period that base salary is payable, to be paid at such times as bonus payments are normally paid to other executives of the Company.

         For purposes of this letter agreement, "Cause" shall be limited to:
(i) conviction of a felony other than those felonies involving the use of an automobile in violation of any vehicle statute; (ii) a material breach of a provision of this letter agreement by you, which breach is not cured within thirty (30) days after a Termination Notice has been given by Russell Corporation to you; or (iii) the Final Determination of any action the effect of which is to permanently enjoin you from fulfilling your duties under this letter agreement. "Final Determination" as used herein shall mean the exhaustion of all available remedies and appeals by you or your refusal to pursue such remedies and appeals. "Termination Notice" as used herein shall mean a written notice which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment and
(ii) sets forth the date of termination.

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Mr. Robert D. Martin
August 16, 2000
Page 3


         You would, of course, be eligible for the other executive benefit programs, including a SERP retirement program. However, we do not have an executive car program or allowance.

         As part of our aim to achieve a "drug free" working environment, we request that all employees undergo a drug screening process. Mike Hager, our Senior Vice President of Human Resources, can discuss an arrangement to complete this requirement that will be centered around your convenience. Mike will be available to share specific benefit information with you, in particular the executive program. He can be reached at (678) 742-8102.

         Bob, I believe we have an opportunity that will be exciting and intellectually stimulating for you. We also know that you and Carol will enjoy Atlanta. Again, all of us are delighted to have you join this exciting team and look forward to the numerous contributions you will bring to Russell.

         If this letter is acceptable to you, please sign below and forward a signed copy to me.

                                                      Best regards,


                                                      /s/ Jack Ward
                                                      -------------------------
                                                      Jack Ward

jk

cc:  Mike Hager
     Floyd Hoffman


Agreed and accepted this 16th day of August, 2000


/s/ Robert D. Martin
--------------------
Robert D. Martin